Exhibit 4.2

AMENDMENT NO. 1 TO

REGISTRATION RIGHTS AGREEMENT

This Amendment No. 1, dated as of February 9, 2018 (this “Amendment”) to the Registration Rights Agreement, dated as of March 23, 2017 (the “Original Agreement”), is by and among Silver Run Acquisition Corporation II, a Delaware corporation (the “Company”), Silver Run Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned parties listed under Holder on the signature page hereto. All capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Original Agreement.

RECITALS

WHEREAS, on March 23, 2017, the Company and the Holders entered into the Original Agreement, pursuant to which the Company granted the Holders certain registration rights with respect to certain securities of the Company;

WHEREAS, on the date hereof, the Company entered into that certain Registration Rights Agreement with High Mesa Holdings, L.P., a Delaware limited partnership, KFM Holdco, LLC, a Delaware limited liability company, and Riverstone VI Alta Mesa Holdings, L.P., a Delaware limited partnership (the “Business Combination RRA”); and

WHEREAS, in connection with the Company providing registration rights pursuant to the terms of the Business Combination RRA, the Parties desire to amend certain provisions of the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual undertakings and agreements contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1. Amendments.

(a)	Article I shall be amended by inserting in alphabetical order the following definitions:

“Business Combination Holder” has the meaning given to the term “Holder” in the Business Combination RRA.

“Business Combination RRA” means that certain Registration Rights Agreement, dated as of February 9, 2018, among the Company, High Mesa Holdings, L.P., a Delaware limited partnership, KFM Holdco, LLC, a Delaware limited liability company, and Riverstone VI Alta Mesa Holdings, L.P., a Delaware limited partnership.

“Business Combination Registrable Security” has the meaning given to the term “Registrable Security” under the Business Combination RRA.

(b)	Section 2.2.2 is hereby amended and restated in its entirety as follows:

“If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration that the dollar amount or number of shares of Class A Common Stock that the Company desires to sell, taken together with (i) the shares of Class A Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Class A Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), pro rata to (1) the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, and (2) the Business Combination Registrable Securities of the Business Combination Holders exercising their rights to register their Business Combination Registrable Securities pursuant to the Business Combination RRA, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), shares of Class A Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, shares of Class A Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), pro rata to (1) the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, and (2) the Business Combination Registrable Securities of the Business Combination Holders exercising their rights to register their Business Combination Registrable Securities pursuant to the Business Combination RRA, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), shares of Class A Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.”

Section 2. Remainder of Original Agreement. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Original Agreement, all of which shall continue to be in full force and effect. Unless the context otherwise requires, after the execution and delivery hereof, any reference to the “Agreement” shall mean the Original Agreement as amended hereby.

Section 3. Governing Law. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, without regard to the conflict of law provisions of such jurisdiction.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

COMPANY:

SILVER RUN ACQUISITION CORPORATION II, a Delaware corporation

By:		/s/ Stephen S. Coats
Name: Stephen S. Coats
Title: Secretary

HOLDERS:

SILVER RUN SPONSOR II, LLC,

	By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Managing Director

By:		/s/ William D. Gutermuth
Name: William D. Gutermuth

By:		/s/ Jeffrey H. Tepper
Name: Jeffrey H. Tepper

By:		/s/ Diana J. Walters
Name: Diana J. Walters

[Signature Page to Amendment to Registration Rights Agreement]